EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO

ALLIANCE LAUNDRY SYSTEMS LLC EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO ALLIANCE LAUNDRY SYSTEMS LLC EMPLOYMENT AGREEMENT (this “Amendment”) is made as of July 23, 2003 by and between Alliance Laundry Systems LLC, a Delaware limited liability company (the “Systems”) and Thomas F. L’Esperance (“Executive”).

WHEREAS, Systems and Executive are party to that certain Employment Agreement (the “Original Agreement”), dated as of May 2, 1998; and

WHEREAS, Systems and Executive desire to amend certain of the terms set forth in the Original Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Salary Provisions. The term “Two Hundred Sixty Five Thousand Dollars ($265,000)” in Section 3(a) of the Original Agreement is hereby replaced with “Three Hundred Eighteen Thousand Three Hundred and Sixty Dollars ($318,360)”.

2. Bonus Provisions. Section 3(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“In addition to the Base Salary, the Board may, in its sole discretion, award a bonus (the “Bonus”) to Executive following the end of each fiscal year during the Employment Period based upon Executive’s performance and the Company’s operating results during such year. The Compensation Committee of the Board shall determine, as soon as practicable after the Board approves the Company’s budget for a fiscal year, the Bonus which Executive shall be eligible to earn for such fiscal year; provided that, Executive shall be eligible to earn a target bonus of at least $300,000 for each fiscal year.”

Schedule A to the Original Agreement is hereby deleted in its entirety.

3. Employment Period Provisions.

(a) The first sentence of Section 4(a) of the Original Agreement is hereby amended and restated in its entirety as follows:

“The Employment Period shall last for a period of (5) years from May 5, 1998 and shall automatically be renewed and extended on the same terms and conditions set forth herein for additional one-year periods thereafter, unless the Company or Executive gives the other party written notice of election not to renew the Employment Period at least 60 days prior to any such renewal date.”

(b) Section 4(b) of the Original Agreement is hereby amended and restated in its entirety as follows:

“If the Employment Period is terminated by the Company without Cause, is terminated due to the death, permanent disability or permanent incapacity of Executive or the Company elects not to renew the Employment Period pursuant to the terms of paragraph 4(a) above, and as a result of which Executive is no longer employed by the Company, Executive shall be entitled to receive (i) an aggregate amount equal to two (2) times the sum of (A) his Base Salary in effect immediately prior to his termination and, (B) solely in the case of this clause (i)(B), in the event that the Employment Period is terminated by the Company without Cause or because of non-renewal by the Company as described above, the amount of Executive’s Bonus for the fiscal year immediately preceding the fiscal year during which the Employment Period is terminated (which shall, for purposes of this Section 4(b), be deemed to be $300,000 for fiscal year 2003), in each case payable in equal regular installments over a period of 24 months from the date of the termination of the Employment Period in accordance with the Company’s general payroll practices and subject to customary withholding, (ii) his Bonus that he would have earned, had the Employment Period not terminated, for the fiscal year in which Executive is terminated, pro rated according to the number of days which passed in such fiscal year prior to Executive’s termination under this paragraph 4(b), payable in the customary manner of the Company, and (iii) Company-paid continuation of Executive’s (and the surviving spouse and unemancipated children of Executive) medical, dental and health benefits for such 24 month period, as such benefits are in effect from time to time and subject to the same deductibles, co-payment arrangements and similar limitations as in effect for senior executive employees of the Company generally. As a condition to the Company’s obligations (if any) to make severance payments pursuant to this paragraph 4(b), Executive will execute and deliver a general release in form and substance satisfactory to the Company. Notwithstanding anything in this Agreement to the contrary, the Company shall have no obligation to pay any amounts payable under this paragraph 4(b) during such times as Executive is in breach of Sections 5, 6 or 7 hereof or the Executive Purchase Agreement.”

(c) Section 4(c) of the Original Agreement is hereby amended and restated in its entirety as follows:

“If the Employment Period is terminated by the Company for Cause, is voluntarily terminated by the Executive or Executive elects not to renew the Employment Period pursuant to the terms of paragraph 4(a) above, and as a result Executive is no longer employed by the Company, Executive shall be entitled to receive his Base Salary through the date of termination, such Base Salary being payable in the same manner as if Executive had not been terminated. Executive’s right to fringe benefits and bonuses hereunder (if any) shall cease upon such termination for Cause, resignation or election of non-renewal by Executive.”

4. Defined Terms.

(a) The following additional provisions are added at the end of the definition of the term “Cause”:

“or (vi) Executive or any member of his family shall engage in any Restricted Activity, without the prior written approval of the Board.”

(b) The following additional defined term is added following the defined term “RCL”:

“‘Restricted Activity’ shall mean directly or indirectly owning any interest in, managing, controlling, participating in, consulting with, rendering services for, or in any manner engaging in any business with any customer, supplier, competitor or other person having a business relation with the Company or any of its Subsidiaries; provided however that the term “Restricted Activity” shall not include passive ownership of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of that corporation.

5. Effect of Amendment. The Original Agreement, as amended pursuant to the terms of this Amendment, shall continue in full force and effect after the date of this Amendment.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first above written.

ALLIANCE LAUNDRY SYSTEMS LLC

By:	/s/ Bruce P. Rounds
Name: Bruce P. Rounds
Its: Vice President-Chief Financial Officer

THOMAS F. L’ESPERANCE

/s/ Thomas F. L’Esperance